EXHIBIT 99.1

Apollo Gold Reports First Quarter 2009 Results

Denver, Colorado – May 15, 2009 - Apollo Gold Corporation (“Apollo” or the “Company”) (TSX: APG) (NYSE Amex: AGT) announced today a net loss of $24.8 million, or $0.11 per share, for the three months ended March 31, 2009, as compared to net income of $3.7 million, or $0.02 per share, for the three months ended March 31, 2008.  Unless otherwise indicated, all dollar amounts are reported in US currency.

$17.7 million of the loss in the 1st quarter 2009 is a result of recording an unrealized loss on the Company’s gold and foreign exchange hedge positions.  Apollo has monthly gold forward sales contracts at $876 per ounce of gold for part of its estimated gold production covering the period May 2009 until March 2013 amounting to 250,400 ounces and these contracts are marked to market at the end of each quarter.  In addition, Apollo has monthly contracts to purchase Canadian Dollars at an exchange rate of C$1.21 = US$1.00 for the period April 2009 to March 2013 for the amount of US$58 million and these contracts are also marked to market at the end of each quarter.

R. David Russell, President and CEO of Apollo, said, “During the last few months we have made great progress at our Black Fox project and have remained on schedule and within budget and expect the first gold pour prior to the end of May.  We said that we would commence mining in March 2009 and we did; also, we started commissioning the mill as projected in April 2009 and the mill is ramping up to our initial design criteria of 1,500 tonnes of ore per day which we expect to achieve in May 2009.  Construction of the final crushing circuit is still ongoing and scheduled for commissioning during the first week of July at which time we should be able to exceed 1,500 tonnes per day, and move towards our ultimate goal of processing 1,800 to 2,000 tonnes per day.  I personally would like to thank all of the Black Fox personnel for the diligent work and long hours that they put into the commissioning of the project over the last few months and look forward to Apollo reaping the benefits of their efforts in the future.”

First Quarter Highlights and Other Recent Developments

Black Fox Financing

On February 20, 2009, we entered into a $70 million project debt facility agreement (“Project Facility”) with Macquarie Bank Ltd. and RMB Australia Holdings Limited (“the Banks”).  The terms and conditions of the facility are more fully described in our quarterly report on Form 10-Q for the three months ended March 31, 2009 filed with the US Securities and Exchange Commission (“SEC”).

The Project Facility has a term of four years and bears interest at a rate of LIBOR plus 7%.  As a part of the Project Facility, we entered into gold and foreign exchange hedging programs (which are described in the second paragraph of this press release) with the Banks covering approximately 50% of our projected gold sales and part of our Canadian dollar operating costs over the four year term of the Project Facility.

As at March 31, 2009, we had drawn $41.5 million of the Project Facility which was used (a) to repay the bridge loan facility entered into with the Banks in December 2008 ($15.0 million), (b) to fund certain corporate expenditures including the repayment of approximately $3.7 million principal amount of our convertible debentures and associated interest due in February 2009, and (c) to fund capital expenditures at the Black Fox project.  As of the date of this press release, we had drawn down $61.5 million under the Project Facility and we expect to draw down the remainder of the funds prior to June 30, 2009.  Principal amounts under the Project Facility are payable quarterly with the first such repayment date being September 30, 2009.

Black Fox Mine and Mill

The open pit mining operations at Black Fox commenced with the first blast on March 18, 2009.  As of May 1, 2009, we had mined 240,000 tonnes of material of which 75,000 tonnes was ore with the balance being waste, and 16,000 tonnes of this ore has been crushed and transported to the Black Fox mill, which is located 26 kilometers west of the mine site.

The commissioning of the expanded mill, with the exception of the new ball mill, commenced in mid-April utilizing an existing low grade ore stockpile.  During the first week of May 2009, the new ball mill was brought online and we are now processing normal grade ores from the Black Fox open pit.  We have slowly increased the mill throughput to our primary objective of 1,500 tonnes of ore per day and the first gold pour is scheduled to occur prior to the end of May 2009.

Montana Tunnels

As previously announced, mining operations at the Montana Tunnels mine (which is a 50/50 joint venture with Elkhorn Tunnels, LLC) ceased in December 2008 as a result of exhausting the ore body in the currently permitted L Pit of the mine.  During the first quarter 2009, the mill processed 1,086,000 tons of ore from existing ore stockpiles.  Payable production in the first quarter was 7,700 ounces of gold, 99,000 ounces of silver, 2,392,000 pounds of lead and 8,185,000 pounds of zinc.  Apollo’s share of this production is 50%.  Total cash costs for the first quarter 2009 on a by-product basis were $1,217 per ounce of gold (see note below regarding use of the term “total cash costs”).

As at March 31, 2009, the ore stockpile sitting alongside the mill was sufficient for the mill to operate through April 30, 2009.  The Montana Tunnels mine ceased milling operations on April 30, 2009 and we placed the mine and mill on care and maintenance at that time.

We have received all necessary permits to expand the current pit, which expansion plan we refer to as the M Pit project.  The M Pit project would involve a 12 month pre-stripping program that would cost approximately $70 million.  To date no decision has been made by Apollo or its joint venture partner to proceed with the M Pit project.

Consolidated Financial Results Summary

(All Dollars in US, 000's, except per share data)	Three months ended March 31,
	2009 (1)	2008
Revenues from sale of minerals for the period	$7,370	$15,902
Net (loss) income for the period	($24,753)	$3,654

Basic and diluted net (loss) income per share (US$)	($0.11)	$0.02

(1)	Decreased production levels and lower prices of lead, zinc and silver contributed to the lower revenues in the first quarter of 2009 compared to 2008.

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Black Fox mine in Ontario, Canada and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.  Apollo also owns the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, which was placed on care and maintenance on April 30, 2009.

Contact Information:
Apollo Gold Corporation

Investor Relations – Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: ir@apollogold.com	Website: www.apollogold.com

 FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology.  All statements regarding: construction and commissioning of the final crushing circuit at the Black Fox mill, and the timing of the first gold pour at Black Fox, future throughput and processing rates at the Black Fox mill, the amounts of future drawdowns under the Project Facility, and timing and costs associated with any M Pit expansion at the Montana Tunnels mine are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include: difficulties or delays in permitting at Black Fox, results of drilling and other exploration activities at Huizopa, and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this press release are based on information available to Apollo on the date hereof.  Apollo assumes no obligation to update any forward-looking statements.

 NON-GAAP FINANCIAL MEASURES

The term “total cash costs” is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.